EXHIBIT 99.1

          Computer Programs and Systems, Inc. Announces Fourth Quarter
                           and Year-End 2006 Results

        Company Declares Quarterly Dividend of $0.36 Per Share

    MOBILE, Ala.--(BUSINESS WIRE)--Feb. 1, 2007--Computer Programs and Systems, Inc. (NASDAQ:CPSI):

    Highlights:

    -- Net income for the year increased 8.5% to a record $15.8 million;

    --  Quarterly sales up 6.1% to a record $30.2 million;

    --  2006 sales up 6.6% to $116.0 million compared with 2005 sales;

    -- Signed contracts for system installation at nine new client hospitals during fourth quarter; and

    --  Quarterly dividend of $0.36 per share.

    Computer Programs and Systems, Inc. (NASDAQ:CPSI), a leading provider of healthcare information solutions, today announced results for the fourth quarter and year ended December 31, 2006.

    The Company also announced that its Board of Directors has declared a regular quarterly cash dividend of $0.36 (thirty-six cents) per share, payable on February 28, 2007, to shareholders of record as of the close of business on February 14, 2007.

    Total revenues for the fourth quarter ended December 31, 2006, increased 6.1% to a record $30.2 million, compared with total revenues of $28.5 million for the prior-year period. Net income for the quarter ended December 31, 2006, decreased 3.4% to $4.2 million, or $0.39 per diluted share, which includes the impact of Statement of Financial Accounting Standards (SFAS) No. 123R, Share-Based Payments. As a result of the adoption of SFAS No. 123R, the Company's financial results were lower than under its previous accounting method for share-based compensation by the amounts presented in the attached Other Supplemental Information. Cash flow from operations for the fourth quarter of 2006 was $4.2 million, compared with $6.0 million for the prior-year period.

    Total revenues for the year ended December 31, 2006, increased 6.6% to $116.0 million, compared with total revenues of $108.8 million for the prior-year period. Net income for the year ended December 31, 2006, increased 8.5% to $15.8 million, or $1.48 per diluted share, which includes the impact of SFAS No. 123R. As a result of the adoption of SFAS No. 123R, the Company's financial results were lower than under its previous accounting method for share-based compensation by the amounts presented in the attached Other Supplemental Information. Cash provided from operations for the year ended December 31, 2006, was $14.5 million, compared with $17.8 million for the year ended December 31, 2005.

    Commenting on the results, Boyd Douglas, chief executive officer and president of CPSI, stated, "We were pleased with our performance in the fourth quarter, which resulted in record revenues and a return to a more normal activity level in contract signings compared with the third quarter. Overall, due to a solid pipeline, we remain optimistic about our prospects for 2007.

    "Throughout 2007, we will continue to focus on providing our growing number of clients with superior service and support, while developing and enhancing our portfolio of products and services. Evidence of this commitment and focus is the opening of our outsourcing facility in Lanett, Alabama, for our business office outsourcing operation, which continues to be the fastest growing division of our company. This new facility currently serves as headquarters to 25 employees, but has capacity to house up to 100 employees as this sector of our business grows. We are excited about this opportunity."

    For the first quarter of 2007, the Company anticipates total revenues of $26.0 million to $27.5 million and net income of approximately $2.6 million to $2.8 million, or $0.24 to $0.26 per diluted share. CPSI's 12-month backlog as of December 31, 2006, was $84.1 million, consisting of $18.6 million in non-recurring system purchases and $65.5 million in recurring payments for support, outsourcing, ASP and ISP contracts.

    A listen-only simulcast and replay of CPSI's fourth quarter and year-end 2006 conference call will be available on-line at www.cpsinet.com and www.earnings.com on February 2, 2007, beginning at 9:00 a.m. Eastern Time.

    About Computer Programs and Systems, Inc.

    CPSI is a leading provider of healthcare information solutions for community hospitals with over 600 client hospitals in 46 states. Founded in 1979, the Company is a single-source vendor providing comprehensive software and hardware products, complemented by complete installation services and extensive support. Its fully integrated, enterprise-wide system automates clinical and financial data management in each of the primary functional areas of a hospital. CPSI's staff of over 800 technical, healthcare and medical professionals provides system implementation and continuing support services as part of a comprehensive program designed to respond to clients' information needs in a constantly changing healthcare environment. For more information, visit www.cpsinet.com.

    This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified generally by the use of forward-looking terminology and words such as "expects," "anticipates," "estimates," "believes," "predicts," "intends," "plans," "potential," "may," "continue," "should," "will" and words of comparable meaning. Without limiting the generality of the preceding statement, all statements in this press release relating to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and future financial results are forward-looking statements. We caution investors that any such forward-looking statements are only predictions and are not guarantees of future performance. Certain risks, uncertainties and other factors may cause actual results to differ materially from those projected in the forward-looking statements. Such factors may include: overall business and economic conditions affecting the healthcare industry; saturation of our target market and hospital consolidations; changes in customer purchasing priorities and demand for information technology systems; competition with companies that have greater financial, technical and marketing resources than we have; failure to develop new technology and products in response to market demands; fluctuations in quarterly financial performance due to, among other factors, timing of customer installations; failure of our products to function properly resulting in claims for medical losses; government regulation of our products and customers, including changes in healthcare policy affecting Medicare reimbursement rates; interruptions in our power supply and/or telecommunications capabilities and other risk factors described from time to time in our public releases and reports filed with the Securities and Exchange Commission, including, but not limited to, our Annual Report on Form 10-K. We also caution investors that the forward-looking information described herein represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this press release.



                 COMPUTER PROGRAMS AND SYSTEMS, INC.
                  Condensed Statements of Operations
                (in thousands, except per share data)

                                     Three Months
                                         Ended          Year Ended
                                     December 31,      December 31,
                                   ----------------- -----------------
                                    2006     2005     2006     2005
                                   -------- -------- -------- --------

Sales revenues:
   System sales                    $12,954  $13,392  $51,603  $51,170
   Support and maintenance          12,364   11,362   46,724   43,051
   Outsourcing                       4,864    3,704   17,647   14,605
                                   -------- -------- -------- --------
            Total sales revenues    30,182   28,458  115,974  108,826

Cost of sales:
   System sales                      8,431    8,362   34,109   33,295
   Support and maintenance           5,068    4,927   19,977   19,029
   Outsourcing                       2,934    2,127   10,183    8,383
                                   -------- -------- -------- --------
            Total cost of sales     16,433   15,416   64,269   60,707
                                   -------- -------- -------- --------
            Gross profit            13,749   13,042   51,705   48,119

Operating expenses:
   Sales and marketing               2,362    2,257    8,868    7,778
   General and administrative        4,559    3,979   18,172   17,049
                                   -------- -------- -------- --------
            Total operating
             expenses                6,921    6,236   27,040   24,827
                                   -------- -------- -------- --------

            Operating income         6,828    6,806   24,665   23,292
Interest income, net                   302      221    1,132      653
Other                                             -                 5
                                   -------- -------- -------- --------
            Income before taxes      7,130    7,027   25,797   23,950
Provision for income taxes           2,918    2,666    9,983    9,381
                                   -------- -------- -------- --------
            Net income              $4,212   $4,361  $15,814  $14,569
                                   ======== ======== ======== ========

Basic earnings per share             $0.40    $0.41    $1.49    $1.38
                                   ======== ======== ======== ========
Diluted earnings per share           $0.39    $0.41    $1.48    $1.37
                                   ======== ======== ======== ========

Weighted average shares
 outstanding:
   Basic                            10,645   10,615   10,638   10,560
   Diluted                          10,714   10,704   10,713   10,646




                 COMPUTER PROGRAMS AND SYSTEMS, INC.
                       Condensed Balance Sheets
                            (in thousands)

                                                     Dec. 31, Dec. 31,
                                                      2006     2005
                                                     -------- --------
                       ASSETS
Current assets:
   Cash and cash equivalents                          $8,760  $11,670
   Investments                                        10,718   10,231
   Accounts receivable, net of allowance for
    doubtful accounts of $814 and $704, respectively  14,096   12,414
   Financing receivables, current portion              2,611    1,169
   Inventory                                           1,668    1,988
   Deferred tax assets                                 1,406    1,201
   Prepaid expenses                                      320      265
   Prepaid income taxes                                  107      268
                                                     -------- --------
            Total current assets                      39,686   39,206

Financing receivables, long-term                       1,963    1,605
Property and equipment                                13,897   12,039
Accumulated depreciation                              (7,642)  (5,866)
                                                     -------- --------
            Total assets                             $47,904  $46,984
                                                     ======== ========


        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                   $1,204   $2,051
   Deferred revenue                                    2,275    3,286
   Accrued vacation                                    2,053    1,876
   Other accrued liabilities                           3,158    2,685
                                                     -------- --------
            Total current liabilities                  8,690    9,898

Deferred tax liabilities                                 508      698

Stockholders' equity:
   Common stock, par value $0.001 per share, 30,000
    shares authorized, 10,756 and 10,625 shares
    issued and outstanding                                11       11
   Additional paid-in capital                         22,427   20,576
   Deferred compensation                                   -      (72)
   Accumulated other comprehensive income                 (7)     (68)
   Retained earnings                                  16,275   15,941
                                                     -------- --------
            Total stockholders' equity                38,706   36,388
                                                     -------- --------
            Total liabilities and stockholders'
             equity                                  $47,904  $46,984
                                                     ======== ========




                 COMPUTER PROGRAMS AND SYSTEMS, INC.
               Unaudited Other Supplemental Information
                            (In thousands)

The following table summarizes free cash flow for the Company:
----------------------------------------------------------------------

                                           Three Months      Year
                                               Ended         Ended
                                           Dec. 31, 2006 Dec. 31, 2006
                                           ------------- -------------
Net cash provided by operating activities        $4,197       $14,469
Purchases of property and equipment                (597)       (2,058)
                                           ------------- -------------
Free cash flow                                   $3,600       $12,411
                                           ============= =============


    Free cash flow is a non-GAAP financial measure which CPSI defines as net cash provided by operating activities less purchases of property and equipment. The most directly comparable GAAP financial measure is net cash provided by operating activities. The Company believes free cash flow is a useful measure of performance and uses this measure as an indication of the financial resources of the Company and its ability to generate cash.



Stock Compensation Expense per SFAS No. 123R:
----------------------------------------------------------------------
As a result of the adoption of Statement 123R, our financial results were lower than under our previous accounting method for share-based compensation by the following amounts:

                                           Three Months      Year
                                               Ended         Ended
                                           Dec. 31, 2006 Dec. 31, 2006
                                           ------------- -------------
Cost of sales                                      $153          $588
SG&A                                                203           788
                                           ------------- -------------
Total Stock Compensation Expense                    356         1,376
Tax Benefit                                        (139)         (536)
                                           ------------- -------------
Net Compensation Expense                           $217          $840
                                           ============= =============

Basic and Diluted Earnings Per Share              $0.02         $0.08
                                           ============= =============

    CONTACT: Computer Programs and Systems Inc., Mobile
             M. Stephen Walker, 251-639-8100
             Vice President-Finance and Chief Financial Officer